Exhibit 99.1

BORIS PODOLSKY APPOINTED AS CHIEF EXECUTIVE OFFICER OF CTC MEDIA

Moscow, Russia — June 14, 2012 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced that its Board of Directors has appointed Boris Podolsky as the Company’s new Chief Executive Officer (CEO), effective immediately.  Mr. Podolsky joined CTC Media as Chief Financial Officer in 2007, and has also served as Acting CEO since December 2011.

Hans-Holger Albrecht, Co-Chairman of CTC Media, commented: “This appointment follows a search process that has been managed by the Board committee and conducted by an international executive search firm. We have reviewed high quality internal and external candidates, and Boris has clearly emerged as the preferred candidate with the skills and commitment to take on this leadership role on a permanent basis. The Board is delighted to appoint Boris as CEO.”

Angelo Codignoni, Co-Chairman of CTC Media, commented: “After a comprehensive external search, the Board has concluded that Boris’ broad executive experience with the Company and his deep knowledge of the Russian television market makes him the perfect choice to lead CTC to the next level in its development. We look forward to continuing to work with him.”

Boris Podolsky, Chief Executive Officer of CTC Media: “I am grateful for the trust placed in me by the Board of Directors. In a new role as CEO I have very ambitious goals ahead: strengthening market positions of the Company in the increasingly competitive environment, improving profitability and exploring new opportunities for business growth. On a separate note I would like to express my gratitude to the whole CTC Media team and all members of the management board. I am truly pleased that we share the vision for the company’s future development and have common ambition to move the company forward to the new level. I am sure that together we will overcome all the challenges ahead of us and share future successes. ”

Management and the Board of Directors are initiating a search for a new Chief Financial Officer to replace Mr. Podolsky, who will serve as the Company’s Acting Chief Financial Officer until a permanent replacement is appointed.

Boris Podolsky

Mr. Podolsky, 38, joined CTC Media in 2007 as its Chief Financial Officer and was appointed Acting CEO in late December 2011. Mr. Podolsky was appointed as a director of the Company’s subsidiary EvereST-S in August 2010, and was appointed as a director of the Company’s subsidiary CTC Network in October 2010. From 2004 to 2007, Mr. Podolsky served as director of finance, corporate reporting and compliance of Mobile TeleSystems, briefly serving as its acting chief financial officer in 2006. From 1994 to 2004, he held numerous positions at Ernst & Young, including five years as Manager, Assurance and Compliance, Corporate Finance & Transaction Support-USA, where he provided audit and transaction support services for a number of global companies. Mr. Podolsky is a Certified Public Accountant and received a Masters in Economics, with Honors, from St. Petersburg University of Economics and Finance.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East and Central Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information about CTC Media, please visit www.ctcmedia.ru.

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For further information, please visit www.ctcmedia.ru or contact:

Investor Relations

Ekaterina Ostrova

+ 7 495 783 3650

or Irina Klimova

+7 495 981 0740

ir@ctcmedia.ru

Media Relations

Victoria Bakaeva

+7 495 785 6347, ext. 1210

or Anna Zvereva

+7 495 785 63 47, ext. 1212

pr@ctcmedia.ru